EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hexion Holdings Corporation Announces $50 Million Share Repurchase Program
COLUMBUS, Ohio - (December 3, 2019) - Hexion Holdings Corporation (“Hexion” or the “Company”) today announced that its Board of Directors authorized a share repurchase program of up to $50 million of the Company’s outstanding common shares.
“While the intent is to primarily deploy excess cash flow from operations and/or any asset divestiture to reduce debt, the board has authorized the company to purchase up to $50 million of Hexion stock as opportunities arise,” said Craig A. Rogerson, Chairman, President and CEO.
The program does not require the Company to repurchase any specific number of shares or to complete the program on any specific timeline. The program may be modified, suspended or terminated at any time without prior notice. Shares of common stock acquired through the repurchase program are to be held in treasury at cost.

About Hexion Inc.
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

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